Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-182360 on Form S-8 of our report dated February 5, 2015, relating to the financial statements of Eagle Bancorp Montana, Inc. (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Eagle Bancorp Montana, Inc. for the six months ended December 31, 2014.

Certified Public Accountants

Abilene, Texas
March 18, 2015